EXHIBIT B

SECURITIES PURCHASE AGREEMENT

by and among

China MediaExpress Holdings, Inc.,

Fujian Zongheng Express Information Technology, Ltd.,

Fujian Fenzhong Media Co., Ltd.

Mr. Zheng Cheng,

Mr. Ou Wen Lin,

Mr. Qingping Lin,

Thousand Space Holdings Limited,

Bright Elite Management Limited,

and

Starr Investments Cayman II, Inc.

January 12, 2010

	4.38	Manipulation of Price	26
	4.39	Anti-dilution Provisions	26
	4.40	General Solicitation	26
	4.41	Waiver of Section 203	27
	4.42	Disclosure	27
5.	Representations and Warranties of the Sponsor Shareholders		27
	5.1	Organization	27
	5.2	Authorization; Enforceability	27
	5.3	No Default or Violation	27
	5.4	Governmental Consents	28
	5.5	Good Title	28
	5.6	Foreign Corrupt Practices Act	28
6.	Representations and Warranties of the Investor		29
	6.1	Organization	29
	6.2	Authorization; Enforceability	29
	6.3	No Default or Violation	29
	6.4	Governmental Consents	29
	6.5	Private Placement	30
7.	Conditions to the Investor’s Obligations at Closing		30
	7.1	Representations and Warranties	30
	7.2	Covenants	30
	7.3	Share Transfer	30
	7.4	No Material Adverse Effect	31
	7.5	FCPA Compliance	31
	7.6	Accounting Firm Engagement	31
	7.7	Legal Counsel Engagement	31
	7.8	Series A Certificate of Designations and Bylaws	31
	7.9	AMEX Registration	31
	7.10	Ancillary Agreements	31
	7.11	Legal Opinions	31
	7.12	Expenses	32
	7.13	Board of Directors	32
	7.14	Purchased Shares; Warrants	32
8.	Conditions to the Company’s Obligations at Closing		32
	8.1	Representations and Warranties	32
	8.2	Purchase Price	32
	8.3	Ancillary Agreements	32
	8.4	AMEX Registration.	33
9.	Covenants		33
	9.1	Asset and IP Transfer	33
	9.2	VIE Restructuring	33
	9.3	SARFT Approval	33
	9.4	FCPA Compliance	33
	9.5	Listing	34
	9.6	Director Appointment	34
	9.7	Business Development	34

	9.8	Compliance	34
	9.9	Use of Proceeds	34
	9.10	Transfer Taxes	34
	9.11	Share Transfer	34
	9.12	Confidentiality; Public Disclosure	34
	9.13	Further Assurances	35
10.	Indemnification		35
	10.1	Survival	35
	10.2	Company Indemnification Obligation	35
	10.3	Sponsor Shareholders Indemnification Obligation	36
	10.4	Limitation on Indemnification	36
	10.5	Conduct of Claims	37
11.	Miscellaneous		38
	11.1	Governing Law	38
	11.2	Jurisdiction; Enforcement	38
	11.3	Termination	39
	11.4	Successors and Assigns	39
	11.5	No Third-Party Beneficiaries	39
	11.6	No Personal Liability of Directors, Officers, Owners, Etc	39
	11.7	Entire Agreement	40
	11.8	Notices	40
	11.9	Delays or Omissions	41
	11.10	Expenses	41
	11.11	Amendments and Waivers	41
	11.12	Counterparts	41
	11.13	Severability	41
	11.14	Titles and Subtitles; Interpretation	42

EXHIBITS

Exhibit A – Form of Series A Certificate of Designations
Exhibit B – Form of Registration Rights Agreement
Exhibit C – Form of Investor Rights Agreement
Exhibit D – Form of Warrant
Exhibit E – Form of Legal Opinion of Hankun Law Office
Exhibit F – Form of Legal Opinion of Loeb & Loeb LLP
Exhibit G – Form of Legal Opinion of Morris, Nichols, Arsht & Tunnell
Exhibit H – Form of Legal Opinion of Gallant Y.T. Ho & Co.
Exhibit I – Disclosure Letter

SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated January 12, 2010, by and among China MediaExpress Holdings, Inc., a Delaware corporation (the “Company”), Fujian Zongheng Express Information Technology, Ltd. a limited liability company established in the PRC and a wholly-owned Subsidiary of the Company (the “WFOE”), Zheng Cheng, a citizen of the People’s Republic of China (the “PRC”, or “China”), identification number 350103197103110058, Ou Wen Lin, a citizen of the Republic of Philippines, passport number G15042722, and Qingping Lin, a citizen of the PRC, identification number 350127194911134311, Fujian Fenzhong Media Co., Ltd., a limited liability company operating in the media business established in the PRC (the “PRCCo”), controlled by the WFOE through contractual agreements and arrangements, Thousand Space Holding Limited, a company organized under the laws of the British Virgin Islands (“Thousand”), and Bright Elite Management Limited, a company organized under the laws of the British Virgin Islands (“Bright”) and Starr Investments Cayman II, Inc., a company organized with limited liability under the laws of the Cayman Islands (the “Investor”). Each of the Company and its Subsidiaries (as defined below), Zheng Cheng, Ou Wen Lin, Qingping Lin, Thousand and Bright is sometimes individually referred to herein as a “Company Party,” and collectively as the “Company Parties” and each of Zheng Cheng, Ou Wen Lin, Qingping Lin, Thousand and Bright, is sometimes individually referred to herein as a “Sponsor Shareholder” and collectively as the “Sponsor Shareholders.” Each of the Parties to this Agreement is individually referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Section 1 hereof.

WHEREAS, on the terms and conditions set forth in this Agreement, the Company desires to sell, and the Investor desires to purchase, (i) one million (1,000,000) shares of the Company’s Series A Convertible Preferred Stock, par value US$0.001 per share (the “Series A Preferred Stock”) and (ii) 1,545,455 warrants each entitling the Investor to purchase one share of Common Stock at US$6.47 (the “Purchased Warrants,” and such sale and purchase, collectively, the “Securities Purchase”);

WHEREAS, in connection with the Transactions, the Company, the Sponsor Shareholders and the Investor desire to make certain representations and warranties and enter into certain agreements; and

WHEREAS, in connection with the Transactions, the Parties hereto will execute and deliver, as applicable, among other things (i) a registration rights agreement in the form attached as Exhibit B (the “Registration Rights Agreement”); (ii) an investor rights agreement in the form attached as Exhibit C (the “Investor Rights Agreement”) and (iii) a warrant in the form attached as Exhibit D (the “Warrant”) and the Company will adopt a certificate of designations setting forth the rights and preferences of the Series A Preferred Stock in the form attached as Exhibit A (the “Series A Certificate of Designations”).

NOW THEREFORE, in consideration of the foregoing and the representations, warranties and agreements set forth in this Agreement, and intending to be legally bound by this Agreement, the Parties agree as follows:

1.         Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth in this Section 1:

“Action” shall have the meaning set forth in Section 4.12.

“Affiliate” of any Person shall mean any other Person directly or indirectly controlling or controlled by or under common control with such Person. For purposes of this definition, “control” when used with respect to any Person has the meaning specified in Rule 12b-2 under the Exchange Act (including SEC and judicial interpretations thereof); and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“AMEX” shall mean the NYSE Amex LLC.

“Board” means the Board of Directors of the Company.

“Bright” shall have the meaning set forth in the preamble to this Agreement.

“Business Day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York, New York or in Beijing, the PRC generally are authorized or obligated by law, regulation or executive order to close.

“Bylaws” shall have the meaning set forth in Section 4.1.

“Certificate of Incorporation” shall have the meaning set forth in Section 4.1.

“Closing” shall have the meaning set forth in Section 3.

“Closing Date” shall have the meaning set forth in Section 3.

“Code” shall mean the Internal Revenue Code of 1986, together with all regulations, rulings and interpretations thereof or thereunder by the Internal Revenue Service.

“Common Stock” shall mean the common stock, par value $0.001 per share, of the Company.

“Company” shall have the meaning set forth in the preamble of this Agreement.

“Company Party” or “Company Parties” shall have the meaning set forth in the preamble to this Agreement.

“Contract” shall mean a contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

“FINRA” shall have the meaning set forth in Section 4.3.

“Governmental Authority” shall mean any foreign governmental authority, the United States of America, any state of the United States and any political subdivision of any of the foregoing, and any agency, instrumentality, department, commission, board, bureau, central bank, authority, court or other tribunal, in each case whether executive, legislative, judicial, regulatory or administrative.

“In-Bound Licenses” shall have the meaning set forth in Section 4.13.

“Indebtedness” shall mean, as to any Person, without duplication: (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of Property or services; (ii) any other indebtedness that is evidenced by a promissory note, bond, debenture or similar instrument; (iii) any obligation under or in respect of outstanding letters of credit, acceptances and similar obligations created for the account of such Person; (iv) all capital lease obligations of such Person; (v) all indebtedness, liabilities, and obligations secured by any Lien on any Property owned by such Person even though such Person has not assumed or has not otherwise become liable for the payment of any such indebtedness, liabilities or obligations secured by such Lien; (vi) any obligation under or in respect of hedging agreements and (vii) any guarantees of the foregoing liabilities and synthetic liabilities of such Person.

“Investor” shall have the meaning set forth in the preamble to this Agreement.

“Investor Rights Agreement” shall have the meaning set forth in the recitals of this Agreement.

“Intellectual Property” shall mean all tangible and intangible intellectual property, including: (i) discoveries and inventions, patents, patent applications (either filed or in preparation for filing) and statutory invention registrations (including reissues, divisions, continuations, continuations in part, extensions and reexaminations thereof) and all rights therein and all improvements thereto; (ii) trademarks, service marks, trade names, slogans, logos, trade dress, corporate names and other source identifiers (whether or not registered), including all common law rights, and registrations and applications for registration thereof and all rights therein and all renewals of any of the foregoing; (iii) copyrightable works, copyrights (whether or not registered) and copyright registrations and applications for registration therefor, derivative work and all rights therein and all extensions and renewals of any of the foregoing; (iv) electronic addresses and passwords, domain names and registrations and applications or reservations for registration thereof, and any similar rights and all content embodied in all websites and web pages found at such uniform resource locators; (v) Software; (vi) confidential and proprietary information, trade secrets, know-how, models, algorithms, processes, formulas, and techniques, research and development information, ideas, technical data, designs, drawings and specifications; (vii) advertising and promotional materials; (viii) rights under all Contracts under which intellectual property rights were granted to any Person by a third party, or to a third party by any Person; (ix) modifications or improvements to any item described in the immediately preceding clauses (i) through (viii); (x) copies and tangible embodiments of any item described in the immediately preceding clauses (i) through (ix); and (xi) other proprietary rights relating to any item described in the immediately preceding clauses (i) through (x), including associated goodwill, remedies against past and future infringements thereof and rights of protection of an interest therein under the laws of all jurisdictions.

“Knowledge” of the Company shall mean the actual knowledge of any of Zheng Cheng, Chunlan Bian, Qingping Lin, Ou Wen Lin, or any executive officers of the Company or any of its Subsidiaries or members of the board of directors of the Company or any of its Subsidiaries.

“Laws” shall have the meaning set forth in Section 4.10.

“Lien” shall mean any mortgage, pledge, charge, encumbrance, security interest, collateral assignment or other lien or restriction of any kind, whether based on common law, constitutional provision, statute or contract, and shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions.

“Material Adverse Effect” shall mean any circumstance, change, development, occurrence or effect, on the Company or any of its Subsidiaries, that, individually or in the aggregate with any other circumstance, change, development, occurrence or effect on the Company or any of its Subsidiaries, is or could reasonably be expected to be materially adverse to the business, operations, assets or liabilities (including contingent liabilities), employee relationships, customer or supplier relationships, continuing results of operations or financial condition of the Company and its Subsidiaries, taken as a whole.

“Material Permits” shall mean all Permits other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

“Out-Bound Licenses” shall have the meaning set forth in Section 4.13.

“PRCCo” shall have the meaning set forth in the preamble to this Agreement.

“Party” or “Parties” shall have the meaning set forth in the preamble to this Agreement.

“Performance Adjustment Amount” shall have the meaning set forth in the Investor Rights Agreement.

“Person” shall mean any individual, association, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, Governmental Authority or any other form of entity.

“Permits” shall mean all governmental franchises, licenses, permits, authorizations and approvals necessary to enable a Person to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted.

“Permitted Lien” shall mean (a) any restriction on transfer arising under applicable securities law; (b) any Liens for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with U.S. GAAP; (c) any statutory Liens arising in the ordinary course of business by operation of Law with respect to a liability that is not yet due and delinquent and which are not, individually or in the aggregate, significant; (d) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Real Property which are not violated by the current use and operation of the Real Property; (e) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Real Property which do not materially impair the occupancy or use of the Real Property for the purposes for which it is currently used or proposed to be used in connection with the such relevant Person’s business; (f) Liens identified on title policies, title opinions or preliminary title reports or other documents or writings included in the public records; (g) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (h) Liens of lessors and licensors arising under lease agreements or license arrangements; and (i) those Liens set forth in the Disclosure Letter.

“Purchased Shares” shall have the meaning set forth in Section 2.

“Put Price” shall have the meaning set forth in the Investor Rights Agreement.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

“Purchase Price” shall have the meaning set forth in Section 2.

“Real Property” shall have the meaning set forth in Section 4.11.

“Real Estate Leases” shall have the meaning set forth in Section 4.11.

“Registration Rights Agreement” shall have the meaning set forth in the recitals of this Agreement.

“SEC” shall mean the U.S. Securities and Exchange Commission or any other U.S. federal agency then administering the Securities Act or Exchange Act.

“SEC Documents” shall mean the Company’s reports and forms filed with or furnished to the SEC under Sections 12, 13, 14 or 15(d) of the Exchange Act after June 18, 2007 and before the date of this Agreement.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

“Series A Certificate of Designations” shall have the meaning set forth in the recitals to this Agreement.

“Series A Preferred Stock” shall have the meaning set forth in the recitals to this Agreement.

“Sponsor Shareholder” or “Sponsor Shareholders” shall have the meaning set forth in the preamble to this Agreement.

“Stock Purchase” shall have the meaning set forth in the recitals to this Agreement.

“Structure Agreements” shall mean, collectively, the Contracts which were executed and delivered to enable the Company to effect control over and consolidate with its financial statements, each of its Subsidiaries (including the PRCCo).

“Subsidiary” of any Person shall mean any corporation, partnership, joint venture, limited liability company, trust, variable interest entity or other entity controlled by such Person directly or indirectly through one or more intermediaries.  For the avoidance of doubt, the Subsidiaries of the Company shall include, without limitation, the HKCo, the WFOE and the PRCCo.

“Tangible Personal Property” shall have the meaning set forth in Section 4.11.

“Tax” shall mean all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Authority, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” shall mean all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes

“Thousand” shall have the meaning set forth in the preamble to this Agreement.

“Transactions” shall mean the transactions contemplated by this Agreement, including, without limitation, the Securities Purchase, the Share Transfer and the transactions contemplated by the Investor Rights Agreement and the Registration Rights Agreement.

“Transaction Documents” shall mean this Agreement, the Investor Rights Agreement, the Series A Certificate of Designations and the Registration Rights Agreement.

“United States” shall mean the United States of America.

“U.S. GAAP” shall mean United States generally accepted accounting principles, as in effect from time to time, applied on a consistent basis.

“US$” shall mean U.S. Dollars, the lawful currency of the United States of America.

“Voting Company Debt” shall have the meaning set forth in Section 4.6.

“WFOE” shall have the meaning set forth in the preamble to this Agreement.

2.         Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, on the Closing Date (as defined below), the Company will issue, sell and deliver to the Investor, and the Investor will purchase from the Company, (i) one million (1,000,000) shares of Series A Preferred Stock (the “Purchased Shares”) and (ii) the Purchased Warrants, at an aggregate purchase price of US$30,000,000 in cash (the “Purchase Price”) to be paid in full to the Company on the Closing Date.

3.         Closing. The consummation of the Transactions (the “Closing”) shall take place on the fifth (5th) Business Day following the satisfaction or waiver of the conditions of the obligations of the parties set forth in Sections 7 and 8 (other than such conditions as can only be satisfied contemporaneous with the Closing) or at such time (the “Closing Date”) and place as the Company and the Investor shall mutually agree. At the Closing, the Investor shall pay the Purchase Price by wire transfer of immediately available funds to an account designated by the Company in advance of the Closing Date. The Company shall, within seven (7) Business Days after the Closing, deliver to the Investor certificates representing the Purchased Shares and the Purchased Warrants.

4.         Representations and Warranties of the Company. Each of the Company and the Sponsor Shareholders jointly and severally represents and warrants to the Investors as of the date of this Agreement, or if a representation or warranty is made as of a special date, as of such date, that:

4.1                      Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is duly qualified to do business in each of the jurisdictions in which the property owned, leased or operated by it or the nature of the business which it conducts requires qualification, except where the failure to so would not result in a Material Adverse Effect. Except as disclosed in Section 4.1 of the disclosure letter attached hereto as Exhibit I (the “Disclosure Letter”), each of the Company and its Subsidiaries (i) has all requisite power and authority to own, lease and operate its tangible assets and properties and to carry on its business as now being conducted and (ii) has no encumbrance in obtaining any Permits to conduct its business as required by PRC Law. The Company has delivered to the Investor true and complete copies of its Amended and Restated Certificate of Incorporation (the

“Certificate of Incorporation”) and Bylaws (the “Bylaws”), each as in effect as of the date of this Agreement.

4.2                      Authorization; Enforceable Agreement.

(a)         The Company has all necessary corporate right, power and authority and has taken all necessary corporate action on the part of the Company, its officers, directors, and shareholders necessary for the authorization, execution, and delivery of this Agreement, the Registration Rights Agreement and the Investor Rights Agreement, the performance of all obligations of the Company under this Agreement, the Registration Rights Agreement and the Investor Rights Agreement, the filing of the Series A Certificate of Designations with the Secretary of State of the State of Delaware, and the authorization, issuance, sale, delivery and registration of transfer of (i) the Purchased Shares and Purchased Warrants being sold hereunder; (ii) any shares of Common Stock to be issued to the Investor upon the conversion of the Purchased Shares and (iii) any shares of Common Stock to be issued pursuant to the Investor’s exercise of any Purchased Warrants. The issuance of the Purchased Shares and the Purchased Warrant does not require any further corporate action and is not subject to any preemptive right or rights of first refusal under the Company’s Certificate of Incorporation, Bylaws or any other agreement or contract to which the Company is a party. This Agreement has been and each of the Registration Rights Agreement and the Investor Rights Agreement will at Closing be duly executed and delivered, and assuming due authorization, execution and delivery by the Investor and the other parties thereto, constitutes and will constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, reorganization, moratorium or other similar legal requirement relating to or affecting creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b)         On or prior to the date of this Agreement, the Board has duly adopted resolutions (i) evidencing its determination that as of the date of this Agreement this Agreement and the transactions contemplated hereby are in the best interests of the Company, (ii) approving this Agreement, the Registration Rights Agreement, the Investor Rights Agreement and the transactions contemplated hereby and thereby, (iii) declaring this Agreement and the issuance and sale of the Purchased Shares and the Purchased Warrants (including the shares of Common Stock issuable on the exercise thereof) advisable, and (iv) adopting the Series A Certificate of Designations.

4.3                      No Conflict. Except as disclosed in Section 4.3 of the Disclosure Letter, none of the Company, nor any of its Subsidiaries is in violation or default of any provision of its certificate of incorporation, bylaws or other constitutional documents. The authorization, execution, delivery and performance by the Company of this Agreement, the Registration Rights Agreement and the Investor Rights Agreement, and the consummation by the Company of the transactions contemplated hereby and thereby, including without limitation the filing of the Series A Certificate of Designations and the issuance of the Purchased Shares do not and will not: (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation and bylaws of the Company or any of its Subsidiaries; or (b) with such exceptions that would not have a Material Adverse Effect, whether after the giving of notice or the lapse of time or both: (i) violate any provision of, constitute a breach of, or default under, or result in or permit the cancellation, termination or acceleration of any decree, judgment, order, law, treaty, rule, regulation or determination of any court, governmental agency or body, or arbitrator having jurisdiction over the Company or its properties or assets; (ii) violate any provision of, constitute a breach of, or default under, any applicable state, federal or local law, rule or regulation; (iii) result in the creation of any Lien upon any assets of the Company or any of its Subsidiaries or the suspension, revocation, material impairment, forfeiture or non-renewal of any franchise, permit, license or other right granted by a governmental authority to the Company or any of its Subsidiaries, (iv) violate the terms of any bond, debenture, indenture, credit agreement, note or any other evidence of indebtedness, or any agreement, stock option or other similar plan, lease, mortgage, deed of trust or other instrument to which the Company or any of its Subsidiaries is a party, by which the Company or any of its Subsidiaries is bound, or to which any of the properties or assets of the Company or any of its Subsidiaries is subject, (v) violate the terms of any “lock-up” or similar provision of any underwriting or similar agreement to which the Company or any of its Subsidiaries is a party or (vi) violate any rule or regulation of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or AMEX (provided, with respect to the representation and warranty made regarding the rules or regulations of AMEX as of the date hereof only, that AMEX approves the listing of the shares of Common Stock issuable upon conversion of the Purchased Shares or exercise of the Purchased Warrants and the Transferred Shares).

4.4                      Governmental Consents. No consent, approval, license or authorization of, or designation, declaration, or filing with, any federal, state, or local governmental authority on the part of the Investor is required in connection with the consummation of the Transactions, except for the following: (i) the filing of the Series A Certificate of Designations with the Secretary of State of the State of Delaware; (ii) those which have already been made or granted; (iii) the filing of a current report on form 8-K with the SEC; (iv) filings with applicable state securities commissions; (v) the listing of the shares of Common Stock issuable upon conversion of the Purchased Shares or exercise of the Purchased Warrants and the Transferred Shares with the NYSE Amex; and (vi) post-Closing filings as may be required to be made with the SEC and with any state or foreign blue sky or securities regulatory authority.

4.5                      Permits and Licenses. Except as set forth in Section 4.5 of the Disclosure Letter, the Company and each of its Subsidiaries possess all Material Permits and all Material Permits are in full force and effect.  True, complete and correct copies of the Material Permits issued to the Company and its Subsidiaries have been delivered to the Investor.

4.6                      Capital Structure.

(a)         Section 4.6(a) of the Disclosure Letter sets forth, as of the date hereof, the share capitalization of the Company and all the outstanding options, warrants or rights to acquire any share capital of the Company. There are no disputes, arbitrations or litigation proceedings involving the Company with respect to the share capital of the Company.

(b)         (i) Except as set forth in Section 4.6 (b) of the Disclosure Letter, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding and there have not been any issuances of capital securities or options, warrants or rights to acquire the capital securities of the Company; (ii) all outstanding shares of the capital stock of the Company are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware General Corporation Law, the Company’s Certificate of Incorporation, Bylaws or any Contract to which the Company is a party or otherwise bound; and (iii) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company.

(c)         (i) there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Common Stock may vote (“Voting Company Debt”); and (ii) other than as set forth in Section 4.6 (c) of the Disclosure Letter, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company is a Party or by which it is bound (A) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any Voting Company Debt, or (B) obligating the Company to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking.

(d)         The stockholder list set forth in Section 4.6 (d) of the Disclosure Letter is a current shareholder list generated by the Company’s stock transfer agent, and, to the Knowledge of the Company, such list accurately reflects all of the issued and outstanding shares of the Company’s capital stock as of the date hereof.

4.7                      Valid Issuance of Common Stock and Preferred Stock. The Purchased Shares and Warrants being purchased by the Investor hereunder, and the shares of Common Stock to be issued upon the conversion of the Purchased Shares or any exercise of the Purchased Warrants, when issued, sold, and delivered in accordance with the terms of this Agreement for the consideration expressed in this Agreement, will be duly and validly issued, fully paid, and non-assessable, and will be free of any Liens or restrictions on transfer other than restrictions under this Agreement, the Investor Rights Agreement and the Series A Certificate of Designations and under applicable state and federal securities laws. The sale of the Purchased Shares is not, and the issuance of the shares of Common Stock upon the conversion of the

Purchased Shares or exercise of the Purchased Warrants shall not be subject to any preemptive rights, rights of first offer or any anti-dilution provisions contained in the Company’s Certificate of Incorporation, Bylaws or any other agreement.

4.8                      Financial Statements.

(a)         The financial statements of the Company and Hong Kong Mandefu Holding Limited (the “HKCo”) included in (i) the proxy statement on Schedule 14A filed with the SEC on October 5, 2009, (ii) the Form 10-Q filed with the SEC on November 16, 2009 and (iii) Form 8-K filed with the SEC on November 16, 2009 (such financial statements, collectively, the “Financial Statements”) fairly present in all material respects, in accordance with U.S. GAAP, and in case of the unaudited financial statements, subject only to normal year-end adjustments, as of the dates thereof and the periods covered thereby, the financial condition and the results of operations of the Company and its Subsidiaries, including, without limitation, the HKCo, the WFOE and the PRCCo.

(b)         The Company and its Subsidiaries do not have any material liabilities or obligations (accrued, absolute, contingent or otherwise) that would be required under U.S. GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of the Company, other than liabilities or obligations reflected on, reserved against, or disclosed in the notes to, the Financial Statements.

4.9                      Absence of Certain Changes or Events. From the date of the Financial Statements to the date of this Agreement, there has not been, with respect to the Company or any of its Subsidiaries:

(a)         any event, situation or effect (whether or not covered by insurance) that has had, or to the Knowledge of the Company, would have, a Material Adverse Effect;

(b)         any damage, destruction or loss to, or any material interruption in the use of, any assets (whether or not covered by insurance) that has had or would have a Material Adverse Effect

(c)         any material change to a material Contract;

(d)         any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(e)         any resignation or termination of employment of the Chief Executive Officer, Chief Financial Officer, President or the Secretary of the Company;

(f)         any mortgage, pledge, transfer of a security interest in, or Lien, created by the Company or any of its Subsidiaries, with respect to any of its material properties or assets, except for Permitted Liens;

(g)         any loans or guarantees to or for the benefit of its officers or directors, or any members of their immediate families, or any material loans or guarantees made to or for the benefit of any of its employees or any members of their immediate families, in each case, other than travel advances and other advances made in the ordinary course of its business;

(h)         any declaration, setting aside or payment or other distribution in respect of any capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock;

(i)         any material alteration of the method of accounting or any change in the identity of its auditors;

(j)         any issuance of equity securities to any officer, director or affiliate, except pursuant to existing shares option plans; or

(k)         any negotiations, arrangements or commitments to take any of the actions described in this Section 4.9.

4.10                      Compliance with Laws. Except as disclosed in Section 4.10 of the Disclosure Letter, neither the Company nor any of its Subsidiaries is in material violation of any applicable federal, state, local, foreign or other law, statute, regulation, rule, ordinance, code, convention, directive, order, judgment or other legal requirement (collectively, “Laws”) of any Governmental Authority, except where such violation would not have a Material Adverse Effect. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is being investigated with respect to, or has been overtly threatened to be charged with or given notice of any violation of, any applicable Law, except for such of the foregoing as would not have a Material Adverse Effect.

4.11                      Title.

(a)         Section 4.11 of the Company Disclosure Letter contains an accurate and complete list and description of (i) all real properties owned or leased by the Company and its Subsidiaries (collectively, the “Real Property”); provided such list need not include leased real estate for which the annual rental payment is less than US$100,000 and (ii) any lease under which any such Real Property is possessed (the “Real Estate Leases”); provided such list need not include Real Estate Leases which involve an annual rental payment of less than US$100,000. Each of the Company and its Subsidiaries, as applicable, has good and marketable title to its Real

Property, free and clear of all Liens. None of the Company or any of its Subsidiaries in default under any of the Real Estate Leases, and, as of the date of this Agreement, to the Knowledge of the Company, there has been no default by any of the lessors thereunder, except any such default that have not had and would not have a Material Adverse Effect.

(b)         Except as disclosed in Section 4.11(b) of the Disclosure Letter and which would not have a Material Adverse Effect, the Company and its Subsidiaries are in possession of and have good and marketable title to, or have valid leasehold interests in or valid contractual rights to use all tangible personal property as reflected in the Financial Statements, and tangible personal property acquired (and not otherwise disposed of in the ordinary course of business with a value not exceeding US$100,000) since December 31, 2008 (collectively, the “Tangible Personal Property”). All Tangible Personal Property is free and clear of all Liens other than Permitted Liens, and is in good order and condition, ordinary wear and tear excepted, and its use complies in all material respects with all applicable Laws.

(c)         The accounts receivable of the Company and its Subsidiaries reflected in each balance sheet included in the Financial Statements has been or will be (as applicable) presented in accordance with U.S. GAAP applied in a manner consistent with the accounting principles applied in the preparation of the Financial Statements.  Neither the Company nor any of its Subsidiaries has any inventory.

4.12                      Litigation. Except as disclosed in Section 4.12 of the Disclosure Letter, as of the date of this Agreement, there is no private or governmental action, suit, inquiry, notice of violation, claim, arbitration, audit, proceeding (including any partial proceeding such as a deposition) or investigation (“Action”) pending or threatened in writing against any of the Company or any of its Subsidiaries, any of their respective executive officers or directors (in their capacities as such) or any of their respective properties before or by any Governmental Authority which (a) adversely affects or challenges the legality, validity or enforceability of this Agreement or (b) if there were an unfavorable decision, would result in a Material Adverse Effect. As of the date of this Agreement, there is no Judgment imposed upon any of the Company or any of its Subsidiaries or any of their respective properties, that would prevent, enjoin, alter or materially delay any of the Transactions, or that would have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries, nor any director or executive officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a material claim or material violation of or material liability under the company laws and securities laws of any Governmental Authority or a material claim of breach of fiduciary duty.

4.13                      Intellectual Property.

(a)         Section 4.13 of the Disclosure Letter sets forth an accurate and complete listing of all Intellectual Property and applications for Intellectual Property owned, used or held for use by each of the Company and its Subsidiaries and material to the conduct of its business, including, as applicable, the Intellectual Property that has been registered (or regarding which an application for registration has been submitted) with any Governmental Authority of any kind. Except as set forth in Section 4.13 (a) of the Disclosure Letter, (i) there are no Actions before any Governmental Authority challenging the validity or ownership of any of such Intellectual Property; (ii) all such Intellectual Property owned by the Company or any of its Subsidiaries is owned by it free and clear of any Liens; (iii) the Company and its Subsidiaries’ operation of their business, as such business is currently conducted, does not infringe or misappropriate the Intellectual Property of any other Person; (iv) none of the Company or any of its Subsidiaries has granted to any Person any rights in any such Intellectual Property owned or controlled by the Company or any of its Subsidiaries; (v) no claims are pending or, to the Knowledge of the Company, threatened that any of the Company or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property set forth on Section 4.13 of the Disclosure Letter; and (vi) to the Knowledge of the Company, no Person is infringing the rights of any of the Company or any of its Subsidiaries with respect to any such Intellectual Property.

(b)         Section 4.13 of the Disclosure Letter lists (i) all licenses, sublicenses and other agreements (“In-Bound Licenses”) pursuant to which a third party authorizes any of the Company or any of its Subsidiaries to use, practice any rights under, or grant sublicenses with respect to, any Intellectual Property owned by such third party and material to the conduct of the business of the Company or any of its Subsidiaries, other than In-Bound Licenses that consist solely of “shrink-wrap” and similar commercially available end-user licenses, and (ii) all licenses, sublicenses and other agreements (“Out-Bound Licenses”) pursuant to which any of the Company or any of its Subsidiaries authorizes a third party to use, practice any rights under, or grant sublicenses with respect to, any Intellectual Property owned by any of the Company or any of its Subsidiaries and which Out-Bound Licenses are material to the business of the Company or any of its Subsidiaries or pursuant to which any of the Company or any of its Subsidiaries grants rights to use or practice any rights under any Intellectual Property owned by a third party.

4.14                      Material Contracts.

(a)         The Company has made available to the Investor, prior to the date of this Agreement, true, correct and complete copies of all of the material Contracts, as amended and supplemented to which any of the Company or any of its Subsidiaries is a party, including, without limitation, (i) Contracts that would be considered a material contract pursuant to Item 601(b)(10) of Regulation S-K; (ii) Contracts (including all advertising and advertising-related agreements) pursuant to which any of the Company or any of its Subsidiaries has received or has paid amounts in excess of an aggregate of US$100,000 during the fiscal year ended December 31, 2008; (iii) Contracts that are in full force and effect with any bus company or transportation company or authority; (iv) Contracts that are in full force and effect with any program or content provider (including any television stations or video press); (v) Contracts that relate to the acquisition, disposition or transfer of any equipment; (vi) loan agreements, indentures or similar Contracts relating to any indebtedness in excess of US$250,000; (vii) partnership, joint venture or similar Contracts; (viii) Contracts with a Governmental Authority or any Person affiliated with a Governmental Authority; (ix) Contracts that relate to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise); (x) the Structure

Agreements; and (xi) Contracts that restrict or purport to restrict the right of any Person to engage in any line of business, acquire any property, develop or distribute any product or provide any service (including geographic restrictions) or to compete with any Person or grant any exclusive distribution rights, in any market, field or territory (each, a “Material Contract”). A list of each such Material Contract is set forth on Section 4.14 of the Disclosure Letter. None of the Company or any of its Subsidiaries is party to any oral or unwritten Contracts that would be considered a material contract pursuant to Item 601(b)(10) of Regulation S-K. None of the Company or any of its Subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not result in a Material Adverse Effect; and, to the Knowledge of the Company as of the date of this Agreement, no other Person has violated or breached, or committed any default under, any Material Contract, except for violations, breaches and defaults that, individually or in the aggregate, have not had and would not have a Material Adverse Effect.

(b)         Except as disclosed in Section 4.14(b) of the Disclosure Letter, each Material Contract is a legal, valid and binding agreement and is in full force and effect. Except as would not have a Material Adverse Effect, (i) none of the Company or any of its Subsidiaries is in breach or default of any Material Contract to which it is a party; (ii) no event has occurred or circumstance has existed that (with or without notice or lapse of time), will or would reasonably be expected to, (A) contravene, conflict with or result in a violation or breach of, or become a default or event of default under, any provision of any Material Contract; (B) permit any of the Company or any of its Subsidiaries or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Material Contract; and (iii) none of the Company or any of its Subsidiaries has received notice of the pending or threatened cancellation, revocation or termination of any Material Contract to which it is a party. Since December 31, 2008, none of the Company or any of its Subsidiaries has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Material Contract.

(c)         Section 4.14(c) of the Disclosure Letter sets forth all of the Structure Agreements, which constitute all of the Contracts enabling the Company to effect control over and consolidate with its financial statements each of its Subsidiaries (including the PRCCo). The execution, delivery and performance of each Structure Agreement by the parties thereto did not and is not reasonably expected to (i) result in any material violation of the business license, articles of association, other constitutional documents (if any) or permits of any of the Company or any of its Subsidiaries; (ii) result in any violation of or penalty under any PRC Law as in effect as of the date hereof; or (iii) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any other Contract, license, indenture, mortgage, deed of trust, loan agreement, note, lease or other agreement or instrument in effect as of the date hereof to which any of them is a party or by which any of them is bound or to which any of their property or assets is subject; except, in the case of clause (ii) and (iii), as would not have a Material Adverse Effect. No breach or default under any of the Structure Agreements by any of the Company or any of its Subsidiaries will occur as a result of the execution, delivery and performance of this Agreement, the Registration Rights Agreement or the Investor Rights Agreement. Consummation of the Transactions will not (and will not give any Person a right to) terminate or modify any rights of, or accelerate or augment any obligation of, any of the Company or any of its Subsidiaries under any Structure Agreement.

4.15                      Insurance. Section 4.15 of the Disclosure Letter (i) sets forth an accurate and complete list of each insurance policy or contract which covers any of the Company or any of its Subsidiaries or to which any of the Company or any of its Subsidiaries is party, and (ii) lists all pending claims and the claims history for each of the Company and any of its Subsidiaries during the current year and the three (3) preceding years. All such insurance policies are in full force and effect, all premiums due thereon have been paid or provided for and the Company and its Subsidiaries have complied with the material provisions of such policies. The Company and its Subsidiaries have been advised of any defense to coverage in connection with any claim to coverage asserted or noticed by the Company or any of its Subsidiaries under or in connection with any of their insurance policies. The Company or any of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company or any of its Subsidiaries are engaged and in the geographic areas where any of them engages in such businesses.

4.16                      Taxes.

(a)         The Company and each of its Subsidiaries have timely filed, or have caused to be timely filed on their behalf, all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of group of corporations, pursuant to applicable Law. All Tax Returns filed by (or that include on a consolidated basis) the Company or any of its Subsidiaries were (and, as to a Tax Return not filed as of the date hereof, will be) in all respects true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax returns have not had and would not have a Material Adverse Effect. There are no unpaid Taxes of any of the Company or any of its Subsidiaries claimed to be due by any Governmental Authority in charge of taxation of any jurisdiction, nor any claim for additional Taxes of any of the Company or any of its Subsidiaries for any period for which Tax Returns have been filed, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not have a Material Adverse Effect.

(b)         Section 4.16(b) of the Disclosure Letter lists all the relevant Governmental Authorities in charge of taxation in which Tax Returns are filed with respect to the Company or any of its Subsidiaries, and indicates those Tax Returns that have been audited or that are currently the subject of an audit since January 1, 2002. Except as disclosed in Section 4.16(b) of the Disclosure Letter, none of the Company or any of its Subsidiaries has received any notice that any Governmental Authority will audit or examine (except for any general audits or examinations routinely performed by such Governmental Authorities), seek information with respect to, or make material claims or assessments with respect to, any Taxes of the Company or any of its Subsidiaries for any period. The Company or any of its Subsidiaries have delivered or made available to the Investor correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies filed by, assessed against or agreed to by the Company or any of its Subsidiaries, for and during fiscal years 2002 through 2007.

(c)         The Financial Statements reflect an adequate reserve for all Taxes payable by the Company or any of its Subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all taxable periods and portions thereof through the date of such financial statements. None of the Company or any of its Subsidiaries is a party to or bound by any Tax indemnity, Tax sharing or similar agreement, and the Company or any of its Subsidiaries currently have no material liability and will not have any material liabilities for any Taxes of any other Person under any agreement or by the operation of any Law. No deficiency with respect to any Taxes has been proposed, asserted or assessed against any of the Company or any of its Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not have a Material Adverse Effect.

(d)         None of the Company or any of its Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed. None of the Company or any of its Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns. No power of attorney currently in force has been granted by any of the Company or any of its Subsidiaries concerning any Taxes or Tax Return.

(e)         None of the Company’s Subsidiaries (i) is currently engaged in the conduct of a trade or business within the United States; (ii) is a corporation or other entity organized or incorporated in the United States; or (iii) has or has ever owned any United States real property interests as described in Section 897 of the Code.

4.17                      Subsidiaries. Section 4.17 of the Disclosure Letter lists, as of the date hereof, all Subsidiaries of the Company and indicates as to each the type of entity, its jurisdiction of organization and its stockholders or other equity holders. The Company does not directly or indirectly own any other equity or similar interest in or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. Except with respect to the PRCCo, the Company is the direct or indirect owner of all outstanding shares of capital stock of its Subsidiaries, and all such shares are duly authorized, validly issued, fully paid and non-assessable and are owned by the Company free and clear of all Liens. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any Subsidiaries of the Company or otherwise obligating any Subsidiaries of the Company to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

4.18                      Employment Matters.

(a)         None of the Company or any of its Subsidiaries has or maintains any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing material benefits to any current or former employee, officer or director of any of the Company or any of its Subsidiaries (collectively, “Benefit Plans”). Except as set forth in Section 4.18 (a) of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee of any of the Company or any of its Subsidiaries. As of the date of this Agreement, there are no severance or termination agreements or arrangements currently in effect between any of the Company or any of its Subsidiaries and any of its current or former employees, officers or directors, nor do any of the Company or any of its Subsidiaries have any general severance plan or policy currently in effect for any of its employees, officers or directors. Since December 31, 2008 through the date hereof, there has not been any adoption or amendment in any material respect by any of the Company or any of its Subsidiaries of any Benefit Plan.

(b)         (i) There are no collective bargaining or other labor union agreements to which any of the Company or any of its Subsidiaries is a party or by which it is bound; (ii) no material labor dispute exists or, to the Knowledge of the Company, is imminent with respect to any of the employees of any of the Company or any of its Subsidiaries; (iii) to the Knowledge of the Company, none of the Company or any of its Subsidiaries is, and no event, condition or other circumstance exists as of the date hereof which could reasonably be expected to cause any of the Company or any of its Subsidiaries to become, the subject of any Actions asserting that any of the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment; (iv) there is no strike, work stoppage or other labor dispute involving any of the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened; (v) no complaint, charge or Actions by or before any Governmental Authority brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of its employees is pending or, to the Knowledge of the Company, threatened against any of the Company or any of its Subsidiaries; (vi) no material grievance is pending or, to the Knowledge of the Company, threatened against any of the Company or any of its Subsidiaries; and (vii) none of the Company or any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or to the Knowledge of the Company, citation by, any Governmental Authorities relating to employees or employment practices.

(c)         None of the execution of, or the completion of the Transactions (whether alone or in connection with any other event(s)), will result in (i) severance pay or an increase in severance pay upon termination after Closing, (ii) any payment, compensation or benefit becoming due, or increase in the amount of any payment, compensation or benefit due, to any current or former employee of the Company or its Affiliates, (iii) acceleration of the time of payment or vesting or result in funding of compensation or benefits, (iv) any new material obligation under any Benefit Plan, (v) any limitation or restriction on the right of Company to merge, amend, or terminate any Benefit Plan, or (vi) any payments which would not be deductible under Section 280G of the Code.

4.19                      Environmental Matters.With such exceptions that do not have a Material Adverse Effect, each of the Company or any of its Subsidiaries is in substantial compliance with, and has not been and is not in material violation of or subject to any material liability under, any Environmental Law and no proceeding involving any of the Company or any of its Subsidiaries with respect to any Environmental Law is pending or, to the Knowledge of the Company, is threatened.

4.20                      Customers and Suppliers.

(a)         Set forth on Section 4.20(a) of the Disclosure Letter is a true and correct list of (i) the ten (10) largest customers (measured by revenues paid to the Company or any of its Subsidiaries, in the aggregate, during the twelve-month period ended December 31, 2008), together with the dollar amount of sales made to such customers during such period, (ii) the ten (10) largest suppliers in terms of purchases and leases by the Company or any of its Subsidiaries during the twelve-month period ended December 31, 2008, and (iii) any sole source suppliers of goods or services for which there is no ready alternative to the Company or any of its Subsidiaries on comparable or better terms, together with the dollar amount paid to such suppliers during such period.

(b)         The relationships of the Company or any of its Subsidiaries with each supplier and customer listed in Section 4.20 of the Disclosure Letter (including each supplier and customer listed in Section 4.20 of the Disclosure Letter party to a Contract) are good commercial working relationships. Except as set forth in Section 4.20 (b) of the Disclosure Letter, no such supplier or customer has canceled or otherwise terminated, or to the Knowledge of the Company, threatened to cancel or otherwise terminate, its relationship with the Company or any of its Subsidiaries. Since December 31, 2008, except as provided in Section 4.20 (b) of the Disclosure letter, none of the of the Company or any of its Subsidiaries has received any written or oral notice that any such supplier or customer may cancel, terminate or otherwise materially and adversely modify its relationship with the Company or any of its Subsidiaries (including by modifying its pricing) or limit its services, supplies or materials to the Company or any of its Subsidiaries, either as a result of the consummation of the Transactions or otherwise.

4.21                      Transactions With Affiliates and Employees. Except as disclosed in Section 4.21 of the Disclosure Letter, none of the executive officers or directors of the Company or any of its Subsidiaries and none of the Company’s shareholders is presently a party, directly or indirectly, to any transaction with any of the Company or any of its Subsidiaries that is required to be disclosed under Rule 404(a) of Regulation S-K (other than for services as employees, officers and directors), including any Contract providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any executive officer, director or, to the Knowledge of the Company, any entity in which any executive officer or director has a substantial interest or is an officer, director, trustee or partner.

4.22                      Money Laundering Laws. None of the Company nor any of its Subsidiaries has violated any money laundering statute or any rules and regulations relating to money laundering statutes (collectively, the “Money Laundering Laws”) and no proceeding involving any of the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company or any of its Subsidiaries, is threatened.

4.23                      Foreign Corrupt Practices Act. Neither the Company nor any of its Subsidiaries, or any director, officer, agent, employee, or any other person acting for or on behalf of the Company or any of its Subsidiaries (individually and collectively, a “Company Affiliate”), has violated the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”) or any other applicable anti-bribery or anti-corruption laws of any jurisdiction, nor has any Company Affiliate, in violation of any applicable law or regulation, offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to any officer, employee or any other person acting in an official capacity for any Government Entity, as defined below, to any political party or official thereof or to any candidate for political office (individually and collectively, a “Government Official”) or to any person under circumstances where such Company Affiliate knew or was aware of a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official, for the purpose of:

(a)         (i) influencing any act or decision of such Government Official in his official capacity, (ii) inducing such Government Official to do or omit to do any act in violation of his lawful duty, (iii) securing any improper advantage, or (iv) inducing such Government Official to influence or affect any act or decision of any Government Entity, or

(b)         in order to assist the Company or any of its Subsidiaries in obtaining or retaining business for or with, or directing business to the Company or any of its Subsidiaries.
“Government Entity” as used in this Agreement means any government or any department, agency or instrumentality thereof, including any entity or enterprise owned or controlled by a government, or a public international organization.

4.24                      Economics Sanctions Laws.

(a)         None of (i) the Company nor any of its Subsidiaries or (ii) any of their respective officers, employees, directors, or agents acting for or on behalf of the Company or any of its Subsidiaries, at the direction or Knowledge of the Company, or who are under obligations to report to the Company or any of its Subsidiaries ((i) and (ii) collectively, “Relevant Persons”) is in violation of any applicable Law relating to economic sanctions administered by U.S. Department of the Treasury’s Office of Foreign Assets Control or its successor organization(s) from time to time (“OFAC”).

(b)         No Relevant Person:

(i)      conducts any business with, or engaged directly or indirectly in transactions connected with any of North Korea, Iraq, Libya, Cuba, Iran, Myanmar or Sudan, or is otherwise engaged directly or indirectly in transactions connected with any government, country or other entity or persons that is the target of U.S. economic sanctions administered by OFAC, including “Specially Designated Nationals and Blocked Persons” and no Relevant Person is any such person or entity;

(ii)      deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to the economic sanctions laws administered by OFAC; or

(iii)                 engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any economic sanctions law administered by OFAC.

4.25                      Additional PRC Representations and Warranties.

(a)         Except as disclosed in Section 4.25(a) of the Disclosure Letter, all material consents, approvals, authorizations or licenses required under PRC Law for the due and proper establishment and operation of the WFOE and the PRCCo have been duly obtained from the relevant PRC Governmental Authority and are in full force and effect.

(b)         Except as disclosed in Section 4.25(b) of the Disclosure Letter, all filings and registrations with the PRC Governmental Authorities required in respect of the WFOE and the PRCCo and their respective operations including, without limitation, the registration with and approval by the Ministry of Commerce, the State Administration for Industry and Commerce (the “SAIC”), the State Administration of Foreign Exchange (the “SAFE”), the State Administration of Taxation, the State Administration of Radio, Film and Television, the General Administration of Customs of the PRC and their relevant local counterparts, the tax bureau and other PRC Governmental Authorities that administer foreign investment enterprises have been duly completed in accordance with the relevant Laws, except where the failure to complete such filings and registrations does not, and would not, individually or in the aggregate, have a Material Adverse Effect.

(c)         Except as disclosed in Section 4.25(c) of the Disclosure Letter, each of Zheng Cheng, Ou Wen Lin and Qingping Lin has completed all fillings and registrations with the SAFE in accordance with all applicable PRC Laws including without limitation the Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents to Engage in

Financing and Inbound Investment Via Offshore Special Purpose Vehicles issued by the SAFE on October 21, 2005 and effective as of November 1, 2005.

(d)         Except as disclosed in Section 4.25 (d) of the Disclosure Letter, each of the WFOE and the PRCCo has complied with all relevant Laws and regulations regarding the contribution and payment of its registered share capital, the payment schedule of which has been approved by the relevant PRC Governmental Authority. There are no outstanding rights to acquire, or commitments made by either the WFOE or the PRCCo to sell, any of its equity interests.

(e)         Neither the WFOE nor the PRCCo is in receipt of any letter or notice from any relevant PRC Governmental Authority notifying it of the revocation, or otherwise questioning the validity, of any licenses or qualifications issued to it or any subsidy granted to it by any PRC Governmental Authority for non-compliance with the terms thereof or with applicable PRC laws, or the need for compliance or remedial actions in respect of the activities carried out by the WFOE or the PRCCo.

(f)         Each of the WFOE and the PRCCo have conducted its respective business activities within its permitted scope of business or has otherwise operated its business in compliance, in all material respects, with all relevant legal requirements and with all requisite licenses and approvals granted by competent PRC Governmental Authorities. As to licenses, approvals and government grants and concessions required or material for the conduct of any part of the WFOE or the PRCCo’s business which is subject to periodic renewal, to the Knowledge of the Company, as of the date of this Agreement, there does not exist any grounds on which renewals of any such licenses, approvals, grants or concessions will not be granted by the relevant PRC Governmental Authorities.

(g)         With regard to employment and staff or labor, each of the WFOE and the PRCCo has complied, in all material respects, with all applicable Laws and regulations, including without limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, pensions or the like.

4.26                      No Material Adverse Effect. Since October 19, 2009, no event or circumstance has occurred that has had (and continues to have) or would have a Material Adverse Effect.

4.27                      Registration Rights. Except as set forth in Section 4.27 of the Disclosure Letter and in the Registration Rights Agreement, the Company has not granted or agreed to grant, and is not under any obligation to provide, any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may be issued subsequently.

4.28                      Reports.

(a)         Since June 18, 2007, the Company has timely filed all documents required to be filed with the SEC pursuant to Sections 13(a) or 15(d) of the Exchange Act.

(b)         The SEC Documents, when they became effective or were filed with the SEC, as the case may be, complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder, in each case as in effect at such time, and none of such documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make such statements, in the light of the circumstances in which they were made, not misleading.

(c)         The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) that are reasonably designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the individuals responsible for the preparation of the Company’s filings with the SEC and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the Board’s Audit Committee (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. As of the date of this Agreement, to the Knowledge of the Company, there is no reason that its outside auditors, its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, without qualification, when next due.

4.29                      Investment Company Act. Neither the Company nor any of its Subsidiaries is an investment company within the meaning of the Investment Company Act of 1940, or, directly or indirectly, controlled by or acting on behalf of any Person which is an investment company, within the meaning of said Act.

4.30                      Brokers’ Fees and Expenses. No broker, investment banker, or financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions.

4.31                      AMEX. As of the date hereof, the Company’s Common Stock is listed on AMEX, and no event has occurred, and the Company is not aware of any event that is reasonably likely to occur, that would result in the Common Stock being de-listed from AMEX.  The sale and issuance of the Purchased Shares and execution of and performance under the Investor Rights Agreement complies with the rules and regulations of AMEX (provided, with respect to the representation and warranty made regarding the rules or regulations of AMEX as of the date hereof only, that AMEX approves the listing of the Purchased Shares, the Transferred Shares and the shares of Common Stock underlying the Purchased Warrants).

4.32                      Application of Takeover Protections. As of the Closing Date, there is no control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s charter documents or the laws of its state of incorporation in effect as of the date hereof that is or would become applicable to the Investor as a result of the Investor and the Company fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, as a result of any transfer by the Sponsor Shareholders of common stock pursuant to the terms of the Investor Rights Agreement.

4.33                      No Integrated Offering. Neither the Company, nor any Person acting on its behalf, has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause any offering contemplated by this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act or the rules and regulations of FINRA or AMEX.

4.34                      Internal Accounting and Disclosure Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference.  The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act) that are effective in ensuring that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure.

4.35                      Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in the Company’s SEC Documents and is not so disclosed and that otherwise would have a Material Adverse Effect.

4.36                      Sarbanes-Oxley Act of 2002. The Company is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) applicable to it as of the date hereof and as of the Closing. There has been no change in the

Company’s accounting policies since inception except as described in the notes to the Financial Statements. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC since inception, was accompanied by the certifications required to be filed or submitted by the Company’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act, and at the time of filing or submission of each such certification, such certification was true and accurate and materially complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder. Neither the Company, nor to the Knowledge of the Company, any Representative of the Company, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices, except for (a) any complaint, allegation, assertion or claim as has been resolved without any resulting change to the Company’s accounting or auditing practices, procedures methodologies or methods of the Company or its internal accounting controls, and (b) questions regarding such matters raised and resolved in the ordinary course in connection with the preparation and review of the Company’s financial statements and periodic reports. To the Knowledge of the Company, no attorney representing the Company, whether or not employed by the Company, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board or any committee thereof or to any director or officer of the Company. To the Knowledge of the Company, no employee of the Company has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable law.

4.37                      Transfer Taxes. On the Closing Date, all stock transfer or other taxes (other than income or similar Taxes) which are required to be paid in connection with the transactions contemplated hereby will be, or will have been, fully paid or provided for by the Company or the Sponsor Shareholders, and all laws imposing such taxes will be or will have been complied with.

4.38                      Manipulation of Price. The Company has not, and, to the Knowledge of the Company, no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the transactions contemplated hereby or (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases for the transactions contemplated hereby.

4.39                      Anti-dilution Provisions. There is no anti-dilution provision under any agreement to which the Company is party or to which any assets of the Company are subject that is or would become effective as a result of the Investors and the Company fulfilling their obligations or exercising their rights under this Agreement.

4.40                      General Solicitation. Neither the Company nor, to the Knowledge of the Company, any person acting on behalf of the Company, has offered or sold any of the

Securities by any form of “general solicitation” within the meaning of Rule 502 under the Securities Act.  To the knowledge of the Company, no person acting on its behalf has offered the Securities for sale other than to the Investor and certain other “accredited investors” within the meaning of Rule 501 under the Securities Act.

4.41                      Waiver of Section 203. As of the Closing Date, the Company represents and warrants to the Investor that the Board has heretofore taken all necessary action to approve the transactions contemplated by this Agreement and the Investor Rights Agreement, and has approved, for purposes of Section 203 of the Delaware General Corporation Law (including any successor statute thereto (“Section 203”)), the Investor’s becoming an “interested stockholder” within the meaning of Section 203 (the “Waiver”) and such action is effective as of the date hereof.  No other state takeover, “moratorium,” “fair price,” “affiliate transaction” or similar statute or regulation under any applicable Law is applicable to the Transactions.

4.42                      Disclosure. The Company understands and confirms that the Investor will rely on the foregoing representations in effecting transactions in securities of the Company.  To the Knowledge of the Company, no material event or circumstance has occurred or information exists with respect to the Company or its business, properties, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

5.         Representations and Warranties of the Sponsor Shareholders. Each of the Sponsor Shareholders jointly and severally represents and warrants to the Investor as of the date of this Agreement that:

5.1                      Organization. Each of the Sponsor Shareholders that is not an individual has been duly organized and is validly existing in the jurisdiction of its incorporation.

5.2                      Authorization; Enforceability. Each of the Sponsor Shareholders that is not an individual has all necessary power and authority to enter into this Agreement and the Investor Rights Agreement and to consummate the transactions contemplated by this Agreement and the Investor Rights Agreement, including, without limitation, the payment of any Performance Adjustment Amount and Put Price, as applicable. The execution, delivery and performance of this Agreement and the Investor Rights Agreement, including, without limitation, the payment of any Performance Adjustment Amount and Put Price, as applicable, have been duly authorized by all necessary action on the part of the Sponsor Shareholders, and assuming due authorization, execution and delivery thereof by the other parties thereto, this Agreement and the Investor Rights Agreement will constitute valid and binding obligation of the Sponsor Shareholders, enforceable against them in accordance with its terms, except as such enforceability may be limited by applicable laws relating to bankruptcy, reorganization, moratorium or other similar legal requirements relating to or affecting creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

5.3                      No Default or Violation. The execution, delivery, and performance of this Agreement and the Investor Rights Agreement and the consummation by the Sponsor Shareholders of the transactions contemplated hereby and thereby, including, without limitation, the payment of any Performance Adjustment Amount and Put Price, as applicable, will not (i) result in any default or violation of the certificate of incorporation, bylaws, limited partnership agreement, limited liability company operating agreement or other applicable organizational documents of the Sponsor Shareholders, (ii) result in any violation of or constitute a breach of, with or without the passage of time or giving of notice, any law applicable to the Sponsor Shareholders, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of the Sponsor Shareholders to consummate the transactions contemplated by this Agreement and the Investor Rights Agreement, including, without limitation, the payment of any Performance Adjustment Amount and Put Price, as applicable.

5.4                      Governmental Consents. No consent, approval, license or authorization of, or designation, declaration, or filing with, any federal, state, or local governmental authority on the part of the Sponsor Shareholders is required in connection with the consummation of the transactions contemplated by this Agreement and the Investor Rights Agreement, including, without limitation, the payment of any Performance Adjustment Amount and Put Price, as applicable except for the following: (i) those which have already been made or granted; (ii) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the Investor Rights Agreement and the transactions contemplated hereby and thereby and (iii) those where the failure to obtain such consent, approval or license would not have a material adverse effect on the ability of the Sponsor Shareholders to perform their obligations under this Agreement and the Investor Rights Agreement, including, without limitation, the payment of any Performance Adjustment Amount and Put Price, as applicable.

5.5                      Good Title. Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and upon registering of the Investor as the new owner of such Transferred Shares in the share register of the Company, the Investor will receive good title to such Transferred Shares, free and clear of all Liens.

5.6                      Foreign Corrupt Practices Act. None of the Sponsor Shareholders, or, in case of each of Thousand and Bright, any director, officer, agent, employee, or any other person acting for or on behalf of it (individually and collectively, a “Sponsor Shareholder Affiliate”), has violated the FCPA or any other applicable anti-bribery or anti-corruption laws of any applicable jurisdiction, nor has any Sponsor Shareholder Affiliate, in violation of any applicable law or regulation, offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to any Government Official or to any person under circumstances where such Sponsor Shareholder Affiliate knew or was aware of a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official, for the purpose of:

(a)         (i) influencing any act or decision of such Government Official in his official capacity, (ii) inducing such Government Official to do or omit to do any act in violation of his lawful duty, (iii) securing any improper advantage, or (iv) inducing such Government Official to influence or affect any act or decision of any Government Entity, or

(b)         in order to assist the Company or any of its Subsidiaries in obtaining or retaining business for or with, or directing business to the Company or any of its Subsidiaries.

6.         Representations and Warranties of the Investor. The Investor represents and warrants to the Company and the Sponsor Shareholders as of the date of this Agreement that:

6.1                      Organization. The Investor has been duly organized and is validly existing in the jurisdiction of its incorporation.

6.2                      Authorization; Enforceability. The Investor has all necessary power and authority to enter into this Agreement, the Registration Rights Agreement and the Investor Rights Agreement and to consummate the transactions contemplated by this Agreement, the Registration Rights Agreement and the Investor Rights Agreement. The execution, delivery and performance of this Agreement, the Registration Rights Agreement and the Investor Rights Agreement have been duly authorized by all necessary action on the part of the Investor, and assuming due authorization, execution and delivery thereof by the other Persons contemplated to be a party thereto, this Agreement, the Registration Rights Agreement and the Investor Rights Agreement by the Investor, will constitute valid and binding obligation of the Investor, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable laws relating to bankruptcy, reorganization, moratorium or other similar legal requirements relating to or affecting creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

6.3                      No Default or Violation. The execution, delivery, and performance of this Agreement, the Registration Rights Agreement and the Investor Rights Agreement and the consummation by the Investor of the transactions contemplated hereby will not (i) result in any default or violation of the limited partnership agreement, limited liability company operating agreement or other applicable organizational documents of the Investor and (ii) assuming the truth and accuracy of the representations and warranties of the Company made in Section 4 hereof and receipt of any consent approval or license required in connection with any subsequent issuance or transfer of Common Stock pursuant to the Investor Rights Agreement, result in any violation of or constitute a breach of, with or without the passage of time or giving of notice, any law applicable to the Investor, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of the Investor to consummate the transactions contemplated by this Agreement and the Investor Rights Agreement.

6.4                      Governmental Consents.  No consent, approval, license or authorization of, or designation, declaration, or filing with, any federal, state, or local governmental authority on the part of the Investor is required in connection with the consummation of the transactions contemplated by this Agreement or the Investor Rights Agreement, except for the following: (i) those which have already been made or granted; (ii) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the Investor Rights Agreement and the transactions contemplated hereby and thereby and (iii) those where the failure to obtain such consent, approval or license would not have a material adverse effect on the ability of the Investor to perform its obligations under this Agreement and the Investor Rights Agreement.

6.5                      Private Placement.

(a)         The Investor is (i) an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act;

(b)         The Investor has been advised by the Company that the Purchased Shares and the Purchased Warrants have not been registered under the Securities Act, that the Purchased Shares and the Purchased Warrants will be issued on the basis of the statutory exemption provided by Section 4(2) under the Securities Act or Regulation D promulgated thereunder, or both, relating to transactions by an issuer not involving any public offering and under similar exemptions under certain state securities laws, that this transaction has not been reviewed by, passed on or submitted to any federal or state agency or self-regulatory organization where an exemption is being relied upon, and that the Company’s reliance thereon is based in part upon the representations made by such Investor in this Agreement.  The Investor acknowledges that it has been informed by the Company of, or is otherwise familiar with, the nature of the limitations imposed by the Securities Act and the rules and regulations thereunder on the transfer of securities; and

(c)         The Investor is acquiring the Purchased Shares, Purchased Warrants and the Transferred Shares for its own account, and solely for the purpose of investment and not with a view to, or for offer or sale in connection with any distribution thereof.

7.         Conditions to the Investor’s Obligations at Closing. The obligation of the Investors to purchase the Purchased Shares and the Purchased Warrants at the Closing is subject to the fulfillment or waiver on or before the Closing of each of the following conditions:

7.1                      Representations and Warranties. Each of the representations and warranties of the Company and the Sponsor Shareholders contained in Sections 4 and 5 of this Agreement shall be true and correct in all material respects (other than representations and warranties qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except for representations and warranties that are made as of a specific date or time other than the date hereof or the Closing Date (which need only be true and correct as of such date or time).

7.2                      Covenants. The Company shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing.

7.3                      Share Transfer. The Sponsor Shareholders shall have caused to be executed a share transfer agreement, in form and substance reasonably acceptable to the Investor in its sole discretion, providing for the transfer of one-hundred-fifty thousand (150,000) shares of Common Stock of the Company (the “Transferred Shares”) to the Investor (the “Share Transfer”) and the Share Transfer shall have been consummated and the Transferred Shares shall have been delivered to the Investor.

7.4                      No Material Adverse Effect. There has, since the date of this Agreement, occurred no event or circumstance that has had (and continues to have) a Material Adverse Effect.

7.5                      FCPA Compliance. The Company shall have (i) approved and adopted an FCPA compliance program in the form set forth in section 9.4(a) of the Disclosure Letter (the “FCPA Compliance Program”) and made available copies of such FCPA Compliance Program to all employees of the Company and its Subsidiaries, (ii) appointed an FCPA compliance officer to oversee and insure compliance with the FCPA Compliance Program and (iii) conducted FCPA training sessions for each of the Founder and Jacky Lam with respect to the FCPA Compliance Program.

7.6                      Accounting Firm Engagement. The Company shall have engaged Deloitte Touche Tohmatsu or any of the following accounting firms approved by the Investor as the accounting firm of the Company and its Subsidiaries: Ernst & Young, KPMG or PricewaterhouseCoopers.

7.7                      Legal Counsel Engagement. The Company shall have engaged Loeb & Loeb LLP or such other internationally recognized U.S. law firm as the legal counsel of the Company and its Subsidiaries.

7.8                      Series A Certificate of Designations and Bylaws. The Company shall have adopted and filed with the Secretary of State of the State of Delaware the Series A Certificate of Designations and any amendments to the Bylaws as may be reasonably requested by the Investor to reflect the terms hereof, the Series A Certificate of Designations or the Investor Rights Agreement.

7.9                      AMEX Registration. The AMEX shall have approved the listing of the shares of Common Stock issuable upon conversion of the Purchased Shares or exercise of the Purchased Warrants and the Transferred Shares on the AMEX.

7.10                      Ancillary Agreements. The Company shall have executed and delivered the Registration Rights Agreement, the Investor Rights Agreement and the Warrant.

7.11                      Legal Opinions. The Investor shall have received (a) from Hankun Law Offices, the PRC counsel for the Company, an opinion, dated as of the Closing Date, in the form attached as Exhibit E; (b) from Loeb & Loeb LLP, U.S. counsel to the Company, an opinion dated the Closing Date in the form attached as Exhibit F; (c) from Morris, Nichols, Arsht & Tunnell, the Delaware counsel for the Company, an opinion, dated as of the Closing Date, in the form attached as Exhibit G; and (d) from Gallant Y.T. Ho & Co., the Hong Kong counsel for the Company, an opinion, dated as of the Closing Date, in the form attached as Exhibit H.

7.12                      Expenses. Simultaneous with the Closing, the Company shall have reimbursed the Investors for up to $200,000 of their reasonable documented out-of-pocket fees and expenses incurred on or before the Closing Date in connection with the execution of this Agreement, the Investor Rights Agreement, the Warrant and the Registration Rights Agreement and the purchase by the Investor of the Purchased Shares and Warrants pursuant to this Agreement, which may be effected through an offset to the Purchase Price.

7.13                      Board of Directors.

(a)         The Sponsor Shareholders and the Board shall have taken all actions necessary and appropriate to appoint one person designated by the Investor to the Board effective immediately following the Closing.

(b)         The Company and the Sponsor Shareholders shall have taken all actions necessary and appropriate to appoint one person designated by the Investor to the board of directors of the HKCo effective immediately following the Closing.

(c)         The Investor shall have received evidence satisfactory to it of such actions.

7.14                      Purchased Shares; Warrants. The Company shall have delivered the Purchased Shares and the Purchased Warrants to the Investor.

8.         Conditions to the Company’s Obligations at Closing. The obligations of the Company to issue, sell and deliver to the Investor the Purchased Shares and the Purchased Warrants are subject to the fulfillment or waiver on or before the Closing of each of the following conditions:

8.1                      Representations and Warranties. Each of the representations and warranties of the Investor contained in Section 6 of this Agreement shall be true and correct in all material respects (other than representations and warranties qualified by materiality or material adverse effect, which shall be true and correct in all respects) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except for representations and warranties that are made as of a specific date or time other than the date hereof or the Closing Date (which need only be true and correct as of such date or time).

8.2                      Purchase Price. The Investor shall have paid to the Company the Purchase Price.

8.3                      Ancillary Agreements. The Investor shall have executed and delivered the Registration Rights Agreement, the Investor Rights Agreement and the Warrant.

8.4                      AMEX Registration. The AMEX shall have approved the listing of the shares of Common Stock issuable upon conversion of the Purchased Shares or exercise of the Purchased Warrants and the Transferred Shares on the AMEX; provided that the condition set forth in this Section 8.4 shall be deemed waived by the Company to the extent the failure or delay of the AMEX to approve such listing shall have been caused by the Company.

9.         Covenants. The Company and its Subsidiaries, the Sponsor Shareholders and the Investor hereby covenant and agree, for the benefit of the other parties to this Agreement and their respective assigns, as follows:

9.1                      Asset and IP Transfer. Within three (3) months after the Closing Date, (i) the Company shall use reasonable best commercial efforts to procure the PRCCo, to the extent commercially reasonable and not materially adverse from a tax, accounting or similar perspective, to, transfer all of the assets currently owned by the PRCCo (other than the Intellectual Property and those which may not, in accordance with applicable Law of the PRC, be transfer to the WFOE) to the WFOE (the “Assets Transfer”) and all of the Intellectual Property currently owned by the PRCCo to the HKCo (the “IP Transfer”), in each case in accordance with all applicable Laws; (ii) the Company shall use reasonable best efforts to procure the HKCo and the WFOE, to the extent commercially practicable and not materially adverse from a tax, accounting or similar perspective, to enter into commercially reasonable intellectual property licensing agreement(s) or commercially reasonable asset leasing agreement(s) with the PRCCo (collectively, the “Licensing and Leasing Agreements”) contemporaneously with the Assets Transfer and the IP Transfer (as the case may be); (iii) the Company shall procure the PRCCo to complete all registrations and filings with respect to the Licensing and Leasing Agreements in accordance with all applicable Laws, except where the failure to make such registration or filing would not have a Material Adverse Effect.

9.2                      VIE Restructuring. Within three (3) months after the Closing Date, the Company and the Sponsor Shareholders shall cause the agreements, contracts and instruments enabling the WFOE to effect control over and consolidate with its financial statements the PRCCo (collectively, the “VIE Agreements”) to be amended to the reasonable satisfaction of the Investor.

9.3                      SARFT Approval. The Company shall use its reasonable best efforts to obtain as soon as practicable and in any event no later than December 31, 2010, from SARFT any and all approvals necessary for the broadcast of video programming by the Company and the operation of the business as currently contemplated (the “SARFT Approval”) to the extent obtaining such approvals is practicable within the Company's industry.

9.4                      FCPA Compliance. As soon as practicable, but in no event later than April 30, 2010, the Company shall have completed or put in place each of the measures set forth in section 9.4(b) of the Disclosure Letter.

9.5                      Listing. In connection with the application for the subsequent listing on AMEX of the shares of Common Stock issuable upon conversion of the Purchased Shares and upon exercise of the Purchased Warrants, and the ongoing listing of such securities thereon, the parties hereto agree to cooperate and, following good faith discussions with AMEX involving both parties hereto, to take all necessary steps, if any, required by AMEX in connection with the approval of such application and the continued listing of such securities, including, without limitation, the amendment or modification of any of the Transaction Documents and any related document.

9.6                      Director Appointment.Within one (1) month after the Closing Date, the Company and the Sponsor Shareholders shall cause one person designated by the Investor to be appointed to the board of directors of each of the WFOE and the PRCCo.

9.7                      Business Development. The Company shall use its reasonable best efforts to, within three (3) years after the Closing Date or such longer period of time as mutually agreed by the Company and the Investor, establish wireless uploading stations in each province of the PRC where the WFOE or the PRCCo currently conducts business operations, provided that the costs of establishing wireless uploading stations in any province shall be commercially reasonable and practicable.

9.8                      Compliance. For so long as any share of the Series A Preferred Stock remains outstanding, the Company will comply with the terms and conditions of the Series A Certificate of Designations.

9.9                      Use of Proceeds. The Company shall apply substantially all of the net proceeds from the issuance and sale of the Purchased Shares for working capital and capital expenditures in connection with expansion of the business.

9.10                      Transfer Taxes. The Company shall pay any and all documentary, stamp or similar issue or transfer tax due on the issue of the Purchased Shares at Closing. The Sponsor Shareholders shall pay any and all documentary, stamp or similar issue or transfer tax due on the transfer of the Transferred Shares.

9.11                      Share Transfer. The Sponsor Shareholders shall cause to be executed a share transfer agreement, in form and substance reasonably acceptable to the Investor, providing for the Share Transfer.

9.12                      Confidentiality; Public Disclosure. Each Party shall hold in confidence the terms and existence of this Agreement, the Investor Rights Agreement, the Warrant and the Registration Rights Agreement and the transactions contemplated hereby and thereby and shall not disclose or make any release, announcement or filing except as such disclosure, release, announcement or filing as may be required by Law or the rules or regulations of any securities exchange, in which case the Party required to make the release or announcement shall, to the extent reasonably practicable, allow the other Party reasonable time to comment on such release or announcement in advance of such issuance.

9.13                      Further Assurances. Each of the Investor and the Company will cooperate and consult with each other and use commercially reasonable efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third Persons required to consummate the Transactions.

10.         Indemnification.

10.1                      Survival. The representations and warranties of the Parties contained in this Agreement shall survive the Closing until the date three (3) years after the Closing, provided, however, that (i) the representations and warranties made pursuant to Sections 4.01, 4.02, 4.06, 4.07 and 4.23 shall survive indefinitely and (ii) the representations and warranties dealing with Tax matters shall survive until one hundred and twenty (120) days after the expiration of the relevant statute of limitations for the Tax liabilities in question.  All of the covenants and obligations of the Parties contained in this Agreement shall survive the Closing indefinitely.  Neither the period of survival nor the liability of a Party with respect to such Party’s representations, warranties and covenants shall be reduced by any investigation made at any time by or on behalf of the other Parties.  If written notice of a claim setting forth reasonable details as to the basis of the claim has been given prior to the expiration of the applicable representations, warranties and covenants, then the relevant representations, warranties and covenants shall survive as to such claim, until such claim has been finally resolved.

10.2                      Company Indemnification Obligation. The Company hereby agrees to indemnify the Investor and each of their respective officers, directors and employees, and each Person that controls (within the meaning of Section 20 of the Exchange Act) any of the foregoing Persons (each a “Investor Indemnified Party”) against any claim, demand, action, liability, damages, loss, cost or expense (including, without limitation, consequential damages, diminution in value and reasonable legal fees and expenses incurred by such Investor Indemnified Party in investigating or defending any such proceeding) regardless of whether any of the foregoing results from a third-party claim or otherwise (all of the foregoing, including associated costs and expenses being referred to herein as a “Loss”), that it actually incurs in connection with any of the transactions contemplated hereby arising out of or based upon:

(a)         any of the representations or warranties made by the Company in Section 4 of this Agreement being untrue or incorrect (i) at the time such representation or warranty was made or (ii) on the Closing Date as if given as of the Closing Date (except, in each case, to the extent such representations or warranties are as of a date other than the date hereof or the Closing Date, in which case, the failure of any such representation or warranty to be true and correct as of that date);

(b)         any breach by the Company of any of its covenants, agreements or obligations under this Agreement, the Registration Rights Agreement, the Warrant, the Series A Certificate of Designations, or the Investor Rights Agreement;

(c)         any failure of the WFOE to comply with any Law with respect to any dividend distributions made by the WFOE, including without limitations, any foreign exchange regulations and rules;

(d)         any failure to by the Company obtain outdoor advertising registration with the SAIC or its local branches to the extent required by the SAIC; and

(e)         any failure by the Company or any of its Subsidiaries (i) to timely file any Tax Return; (ii) to timely pay any Tax as it became due, or (iii) to comply with any applicable Law relating to Tax.

10.3                      Sponsor Shareholders Indemnification Obligation. The Sponsor Shareholders hereby agree, jointly and severally, to indemnify each Investor Indemnified Party against any Losses that it actually incurs in connection with any of the transactions contemplated hereby arising out of or based upon:

(a)         any of the representations or warranties made by the Sponsor Shareholders in Section 5 of this Agreement being untrue or incorrect (i) at the time such representation or warranty was made or (ii) on the Closing Date as if given as of the Closing Date (except, in each case, to the extent such representations or warranties are as of another date, in which case, the failure of any such representation or warranty to be true and correct as of that date);

(b)         any breach by the Sponsor Shareholders of any of its covenants, agreements or obligations under this Agreement, the Registration Rights Agreement or the Investor Rights Agreement; and

(c)         any failure of any of the Founder, Ou Wen Lin or Qingping Lin complete all filings and registrations with the SAFE in accordance with all applicable PRC Laws including without limitation the Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents to Engage in Financing and Inbound Investment Via Offshore Special Purpose Vehicles issued by the SAFE on October 21, 2005 and effective as of November 1, 2005.

10.4                      Limitation on Indemnification.

(a)         The foregoing indemnification as set out in Sections 10.1 and 10.2 hereof shall not apply to any Loss to the extent that it arises out of, or is based upon, the gross negligence or willful misconduct of the Investor in connection therewith. Except with respect to the Put Option, Section 10.1 and Section 10.2 (and the other applicable provisions of Section 10) will be the sole and the exclusive remedy of the Investor Indemnified Parties with respect to the matters set forth in subsections (a) – (d) of Section 10.2 hereof, and, to the maximum extent possible under applicable Law, the Investor hereby waives any other rights and remedies that the Investor and the Investor Indemnified Parties may have under applicable Law.

(b)         Notwithstanding anything to the contrary contained in this Agreement: (a) neither the Company nor the Sponsor Shareholders shall be liable for any claim for indemnification pursuant to Section 10.1 or Section 10.2, unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Company or the Sponsor Shareholders equals or exceeds US$100,000, whereupon the Investor Indemnified Party shall be entitled to indemnification for the full amount of such Losses, and (b) the maximum amount of indemnifiable Losses which may be recovered from the Company or the Sponsor Shareholders arising out of or resulting from the causes set forth in Section 10.1 or Section 10.2, as the case may be, shall be an amount equal to US$30,000,000, provided, however, that such amount shall be (i) increased by US$10,000,000 upon the exercise of all of the Purchased Warrants and, to the extent the Purchased Warrants are not fully exercised, increased by a pro rata proportion of US$10,000,000 equal to the proportion the amount of Purchased Warrants exercised bears to the total amount of Purchased Warrants and (ii) reduced on a dollar for dollar basis to the extent the Investor received any amounts from its exercise of the put right pursuant to Section 7 of the Investor Rights Agreement.

10.5                      Conduct of Claims.

(a)         Whenever a claim for indemnification shall arise under this Section 10 as a result of a third-party claim, the party seeking indemnification (the “Indemnified Party”), shall notify the party from whom such indemnification is sought (the “Indemnifying Party”) in writing of the claim and the facts constituting the basis for such claim in reasonable detail.

(b)         Such Indemnifying Party shall have the right to retain the counsel of its choice in connection with such claim and to participate at its own expense in the defense of any such claim; provided, however, that counsel to the Indemnifying Party shall not (except with the consent of the relevant Indemnified Party) also be counsel to such Indemnified Party. In no event shall the Indemnifying Party be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from its own counsel for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.

(c)         No Indemnifying Party shall, without the prior written consent of the Indemnified Parties (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification could be sought under this Section 10 unless such settlement, compromise or consent (A) includes an unconditional release of each Indemnified Party from all liability arising out of such litigation, investigation, proceeding or claim and (B) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party.

11.         Miscellaneous.

11.1                      Governing Law. This Agreement shall be governed in all respects by the laws of the State of State of Delaware without regard to any choice of laws or conflict of laws provisions that would require the application of the laws of any other jurisdiction.

11.2                      Jurisdiction; Enforcement. Any dispute, controversy or claim arising out of or relating to this Agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) (each a “Dispute”) shall be finally settled by arbitration.

(a)         The place of arbitration shall be Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the HKIAC Administered Arbitration Rules then in force (the “HKIAC Rules”).

(b)         The arbitration shall be decided by a tribunal of three (3) arbitrators, whose appointment shall be in accordance with the HKIAC Rules; provided, however, that the third presiding arbitrator must be licensed to practice Delaware state law and in good standing with the Delaware State Bar, as of the date the Notice of Arbitration is received by the HKIAC Secretariat.

(c)         Arbitration proceedings (including but not limited to any arbitral award rendered) shall be in English.

(d)         Subject to the agreement of the tribunal, any Dispute(s) which arise subsequent to the commencement of arbitration of any existing Dispute(s), shall be resolved by the tribunal already appointed to hear the existing Dispute(s).

(e)         The award of the arbitration tribunal shall be final and conclusive and binding upon the parties as from the date rendered.

(f)         Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets.  For the purpose of the enforcement of an award, the parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

11.3                      Termination. This Agreement may be terminated at any time prior to the Closing:

(a)         by either the Company or the Investor in the event that any Governmental Authority restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement shall have become final and non-appealable;

(b)         by the Investor if the Company or any Sponsor Shareholder shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement which would give rise to the failure of a condition set forth in Section 7, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice by the Investor specifying such breach; or

(c)         by the mutual written consent of the Company and the Investor.
In the event of termination of this Agreement as provided above, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except (a) as set forth in Section 12 and (b) that nothing herein shall relieve any party from liability for any breach of this Agreement occurring prior to such termination.

11.4                      Successors and Assigns. Except as otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties; provided, however, the rights of the Investor under this Agreement shall not be assignable to any Person without the consent of the Company.

11.5                      No Third-Party Beneficiaries. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties any rights, remedies, obligations or liabilities under or by reason of this Agreement, and no Person that is not a party to this Agreement (including any partner, member, shareholder, director, officer, employee or other beneficial owner of any party, in its own capacity as such or in bringing a derivative action on behalf of a party) shall have any standing as third-party beneficiary with respect to this Agreement or the transactions contemplated by this Agreement.

11.6                      No Personal Liability of Directors, Officers, Owners, Etc. No director, officer, employee, incorporator, shareholder, managing member, member, general partner, limited partner, principal or other agent of any of the Investor or the Company shall have any liability for any obligations of the Investor or the Company, as applicable, under this Agreement or for any claim based on, in respect of, or by reason of, the respective obligations of the Investors or the Company, as applicable, under this Agreement. Each party hereby waives and releases all such liability. This waiver and release is a material inducement to each party’s entry into this Agreement.

11.7                      Entire Agreement. This Agreement (including the exhibits hereto), the Registration Rights Agreement and the Investor Rights Agreement, constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof.

11.8                      Notices. Except as otherwise provided in this Agreement, all notices, requests, claims, demands, waivers and other communications required or permitted under this Agreement shall be in writing and shall be mailed by reliable overnight delivery service or delivered by hand, facsimile or messenger as follows:

if to the Company:

China MediaExpress Holdings, Inc.
Room 2805
Central Plaza
Wanchai, Hong Kong
Attention: Zheng Cheng and Jacky Lam
Facsimile: +852.2827.6099

with a copy to:

Loeb & Loeb LLP
345 Park Avenue
New York, NY 10145, U.S.A.
Attention: Mitchell S. Nussbaum / Frank J. Marinaro
Facsimile: +1.212.656.1349

if to the Investor

Starr Investments Cayman II, Inc.
Bermuda Commercial Bank Building, 5th Floor
19 Par la Ville Road
Hamilton HM 11
Bermuda
Attention: Stuart Osbourne / Jenny Barclay

with a copy to:

Starr Investments Cayman II, Inc.
c/o Beijing C.V. Starr Investment Advisors Limited Shanghai Branch
Suite 4609-4611A, Tower II, Plaza 66,
1266 Nanjing West Road,
Shanghai 200040 People’s Republic of China
Attention: John Lin / Dorothy Dong
Facsimile: +8621.6288.9773

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
30th Floor, Tower 2, China World Trade Centre
No. 1 Jianguomenwai Avenue
Beijing 100004 People’s Republic of China
Attention:  Jon L Christianson
Facsimile:  +8610.6535.5577

or in any such case to such other address, facsimile number or telephone as either party may, from time to time, designate in a written notice given in a like manner. Notices shall be deemed given when actually delivered by overnight delivery service, hand or messenger, or when received by facsimile if promptly confirmed.

11.9                      Delays or Omissions.  No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement shall impair any such right, power, or remedy of such party, nor shall it be construed to be a waiver of or acquiescence to any breach or default, or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

11.10                      Expenses. Each Party shall bear its own expenses incurred on their behalf with respect to this Agreement and the transactions contemplated hereby, except as otherwise provided in Section 7.12.

11.11                      Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only if such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and the Investor or, in the case of a waiver, by the Party against whom the waiver is to be effective. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding, each future holder of all such securities, and the Company.

11.12                      Counterparts. This Agreement may be executed in any number of counterparts and signatures may be delivered by facsimile or in electronic format, each of which may be executed by less than all the parties, each of which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one instrument.

11.13                      Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement and the balance of this Agreement shall be enforceable in accordance with its terms.

11.14                      Titles and Subtitles; Interpretation. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference shall be to an Article, Section, Schedule or Exhibit of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to in this Agreement means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by each of the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CHINA MEDIAEXPRESS HOLDINGS, INC.

By:	/s/ Zheng Cheng
Name: Zheng Cheng
Title:

FUJIAN ZONGHENG EXPRESS INFORMATION TECHNOLOGY, LTD.

By:	/s/ Zheng Cheng
Name: Zheng Cheng
Title:

FUJIAN FENZHONG MEDIA CO., LTD.

By:	/s/ Zheng Cheng
Name: Zheng Cheng
Title:

ZHENG CHENG

/s/ Zheng Cheng

OU WEN LIN

/s/ Ou Wen Lin

QINGPING LIN

/s/ Qingping Lin

[Signature Page to Securities Purchase Agreement]

THOUSAND SPACE HOLDINGS LIMITED

By:	/s/ Ou Wen Lin
Name: Ou Wen Lin
Title:

BRIGHT ELITE MANAGEMENT LIMITED

By:	/s/ Qingping Lin
Name: Qingping Lin
Title:

STARR INVESTMENTS CAYMAN II, INC.

By:	/s/ Stuart Osborne
Name: Stuart Osborne
Title: Director

[Signature Page to Securities Purchase Agreement]

EXHIBIT A

Form of Series A Preferred Certificate of Designations

EXHIBIT B

Form of Registration Rights Agreement

EXHIBIT C

Form of Investor Rights Agreement

EXHIBIT D

Form of Warrant

EXHIBIT E

Form of Legal Opinion of Hankun Law Office

EXHIBIT F

Form of Legal Opinion of Morris, Nichols, Arsht & Tunnell

EXHIBIT G

Form of Legal Opinion of Loeb & Loeb LLP

EXHIBIT H

Form of Legal Opinion of Gallant Y.T. Ho & Co.

EXHIBIT I

Disclosure Letter